Exhibit 4.3

HOSPIRA, INC.

OFFICERS’ CERTIFICATE

and

COMPANY ORDER

September 10, 2010

With respect to the issuance by Hospira, Inc. (the “Company”) of $500,000,000 aggregate principal amount of its 5.600% Notes due 2040 (the “Notes”), Brian J. Smith and Thomas E. Werner, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of June 14, 2004, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2009 (as supplemented, the “Indenture”), between the Company and Union Bank, N.A., as successor to Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as Trustee (the “Trustee”), as follows:

1.                                      We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on August 18, 2010 (attached as Exhibit B to the Secretary’s Certificate of even date herewith), the Actions of the Authorized Officers of September 7, 2010 (attached as Exhibit C to the Secretary’s Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

2.                                      Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

3.                                      The terms of the Notes are set forth in the Actions of the Authorized Officers, dated as of September 7, 2010 (attached as Exhibit C to the Secretary’s Certificate of even date herewith).

4.                                      In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and RBS Securities Inc., as managers of the several underwriters.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order as of the date first above written.

HOSPIRA, INC.

By:	/s/ Brian J. Smith
Name:	Brian J. Smith
Title:	Senior Vice President, General Counsel and Secretary

By:	/s/ Thomas E. Werner
Name:	Thomas E. Werner
Title:	Senior Vice President, Finance and Chief Financial Officer

Signature Page to Officers’ Certificate and
Company Order